Exhibit 4.4

Execution Version

HUIZE HOLDING LIMITED

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of June 6, 2019 by and among:

A.	Huize Holding Limited, an exempted company duly incorporated with limited liability and validly existing under the Laws of the Cayman Islands (the “Company”);

B.	Smart Choice Ventures Limited, a company duly incorporated under the Laws of the British Virgin Islands;

C.	Hong Kong Smart Choice Ventures Limited, a company duly incorporated under the Laws of Hong Kong;

D.	Zhixuan International Management Consulting (Shenzhen) Co., Ltd. (智选国际管理咨询（深圳）有限公司), a limited liability company duly incorporated under the Laws of the PRC;

E.	Shenzhen Huiye Tianze Investment Holding Co., Ltd. (深圳市慧业天择投资控股有限公司), a limited liability company duly incorporated under the Laws of the PRC (the “Domestic Company”);

F.	Mr. Ma Cunjun (马存军), a PRC citizen (the “Founder”);

G.	Huidz Holding Limited, a company duly incorporated under the Laws of the British Virgin Islands (the “Founder Holdco”);

H.	the Persons listed on Part I of Schedule A hereto (collectively, the “Remaining Common Shareholders”);

I.	the Persons listed on Part II of Schedule A hereto (each, a “Series A Shareholder,” and collectively, the “Series A Shareholders”);

J.	the Persons listed on Part III of Schedule A hereto (each, a “Series B Shareholder,” and collectively, the “Series B Shareholders”);

K.	the Person listed on Part IV of Schedule A hereto (the “Series B+ Shareholder”); and

L.	the Person listed on Part V of Schedule A hereto (each, a “Series B++ Shareholder,” and collectively, the “Series B++ Shareholders”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement have the respective meanings set forth or as referenced in Exhibit A attached hereto.

RECITALS

A. The Company, the Founder Holdco, the Remaining Common Shareholders, the Series A Shareholders, the Series B Shareholders, the Series B+ Shareholder and the Series B++ Shareholders entered into that certain Share Subscription Agreement (the “Share Subscription Agreement”), pursuant to which each of the Founder Holdco, the Remaining Common Shareholders, the Series A Shareholders, the Series B Shareholders, the Series B+ Shareholder and the Series B++ Shareholders agreed to purchase from the Company and the Company has agreed to issue to each of them certain Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series B+ Preferred Shares and Series B++ Preferred Shares.

B. The Share Subscription Agreement provides that the execution and delivery of this Agreement shall be a condition precedent to the consummation of the transactions contemplated thereunder.

C. The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. INFORMATION RIGHTS; BOARD REPRESENTATION; COVENANTS; NON-COMPETITION.

1.1 Information Rights.

(a) Information Rights. The Company shall deliver to each Shareholder:

(i) within twenty (20) days after the end of each fiscal month, the consolidated unaudited financial statements of the Company, including the consolidated balance sheet, income statement and statement of cash flows, for such fiscal month;

(ii) within thirty (30) days after the end of each fiscal quarter, the consolidated unaudited financial statements of the Company, including the consolidated balance sheet, income statement and statement of cash flows, for such fiscal quarter;

(iii) within ninety (90) days after the end of each fiscal year, the Company’s operation report and the consolidated annual financial statements of the Company for such fiscal year, audited by a “Big 4” accounting firm chosen by the Company or another accounting firm approved by the Board; and

(iv) within thirty (30) days prior to the end of each fiscal year, a consolidated annual budget and operation plan for the subsequent fiscal year as approved by the Board.

The Shareholders’ rights to request the information set forth in this Section 1.1(a) are referred to herein as the “Information Rights.”

All financial statements to be provided to the Shareholders pursuant to this Section 1.1(a) shall be prepared in conformance with the generally accepted accounting principles of the United States of America.

(b) Inspection Rights. The Company further covenants and agrees that, commencing on the date of this Agreement, each Investor Shareholder shall have the right, during normal business hours for a reasonable purpose and with reasonable advance notice, to inspect facilities, records and books of any Group Company, and discuss the business and financial conditions of any Group Company with the officers, employees, accountants, legal counsels and other advisers of such Group Company (the “Inspection Rights”).

(c) Notwithstanding the foregoing, a Shareholder may be excluded from that portion of information to the extent that the Board has reasonably determined in good faith that the provision of such portion of information to such Shareholder would reasonably be expected to result in the disclosure of trade secrets or similar confidential information to competitors of any of the Group Companies.

(d) Confidentiality. Subject to Section 7.1, each Shareholder shall at all times keep confidential all information such Shareholder has obtained or will obtain from any of the Group Companies pursuant to this Section 1.1 or by virtue of its right to designate any Director or board observer of the Company or any of the other Group Companies.

(e) Termination of Rights. The Information Rights and Inspection Rights shall be terminated upon the closing of a Qualified IPO or, if required by applicable Laws or applicable government authorities, the closing of a Trade Sale.

1.2 Board Representation of the Company.

(a) Number of Directors. The Company’s Restated M&AA shall provide that the Company’s Board of Directors shall consist of a maximum of seven (7) members, and such maximum number of members shall not be changed except as approved by the Board in accordance with Section 5.2(h).

(b) Appointment of Directors. The Founder, through the Founder Holdco or its Permitted Transferee, shall (for so long as Founder Holdco and/or such Permitted Transferee holds any shares in the Company) be entitled to designate, appoint, remove, replace and reappoint four (4) Directors (each, an “Ordinary Director,” and collectively, the “Ordinary Directors”) and each of SAIF IV Healthcare (BVI) Limited, Wande Weirong Limited and Tian Jin Kun Zhi Enterprise Management Company Limited shall, for so long as it holds any shares in the Company, be entitled to designate, appoint, remove, replace and reappoint one (1) Director (each, an “Investor Director,” and collectively, the “Investor Directors”). The chairman of the Board shall be an Ordinary Director.

(c) Board Committees. The Board may, at any time it deems fit, establish a compensation committee or other committees (each of such committees, a “Board Committee”). The composition and charter of each Board Committee shall be approved by the Board pursuant to Section 5.2(h).

(d) Quorum. A quorum of the Board shall consist of four (4) Directors. If notice of the Board meeting has been duly delivered to all Directors in accordance with the notice procedures under the Restated M&AA, and a quorum is not present within thirty (30) minutes from the time appointed for the meeting (or any first or second adjourned meeting), such meeting shall be adjourned for one week at the same time and place (or to such other time or such other place as the Directors then present may determine) and, if at the third adjourned meeting, a quorum is still not present within thirty (30) minutes from the time appointed for the meeting, then the Director(s) present at such adjourned meeting shall constitute quorum and all resolutions passed at such adjourned meeting shall be valid and have full legal effect unless the matters to be considered by the Board for approval are those specified in Sections 5.1 and 5.2.

(e) Board Meetings. The Board shall meet at least once semi-annually, unless otherwise agreed by a vote or written consent of a majority of the Board.

(f) Expenses and Insurance. The Company shall reimburse the Directors for all reasonable expenses relating to all Board activities, including, without limitation, expenses or fees incurred in relation to attending the Board meetings or meetings of any committee. At the request of the Board, the Company shall purchase and at all times maintain director’s and officer’s indemnity insurance policies for the benefit of all Directors on terms and in amounts approved by the Board.

(g) Boards of Other Group Companies. Unless otherwise prohibited by applicable Laws, the composition and the quorum of the board of directors or similar governing body of each of Shenzhen Huiye Tianze Investment Holding Co., Ltd. (深圳市慧业天择投资控股有限公司) and Shenzhen Huize Insurance Brokerage Co., Ltd. (深圳市慧择保险经纪有限公司) shall mirror those of the Board, and each of the Parties shall take all such necessary or advisable actions to ensure the appointment of the directors of the Company to their respective board of directors or similar governing body. In the event any Director of the Company is prohibited by applicable Laws from serving on the board of directors or similar governing body of the aforementioned companies, the Person or Person(s), if any, entitled to designate such director pursuant to Section 1.2(b) hereof shall have the right to designate an alternative person to serve on the board of directors or similar governing body of the aforementioned companies, and each of the Parties shall take all such necessary or advisable actions to ensure the appointment of such person to the board of directors or similar governing body of the aforementioned companies.

(h) Termination. This Section 1.2 shall terminate immediately prior to the closing of a Qualified IPO or, if required by applicable Laws or applicable government authorities, the closing of a Trade Sale. The composition of the Board immediately following the closing of a Qualified IPO shall be discussed and determined among the Parties in good faith, subject to compliance with the Securities Act, the Exchange Act, any other United States federal or state securities law, or any rule or regulation promulgated under the Securities Act and the Exchange Act, the rules promulgated by the securities exchange on which the Company is listed and the applicable Laws of the Cayman Islands.

1.3 Non-Competition.

(a) The Founder covenants to the Investor Shareholders that he shall not, and shall procure that his Affiliates and the key employees as determined by the Board (the “Key Employees”) not to, directly or indirectly, engage or invest in, incorporate, own, manage, control, or participate in the ownership, management, operation or control of, or have any equity or financial interest in, or acquire any right to share in the profits of, or render services to any third party engaged in a business that is similar to or directly competes with the principal business of the Group Companies, taken as a whole.

(b) The Founder shall cause each Key Employee not to, directly or indirectly, engage in any activities that is adverse to the interests of the Group Companies, taken as a whole, including but not limited to the following:

(i) solicit customers of any Group Company or enters into or intends to enter into transactions with any customer of any Group Company in relation to the business of the Group Companies, taken as a whole;

(ii) employ, in any means through any directly or indirectly controlled Person or any Person in which the Founder or such Key Employee has an interest, any employee of any Group Company whose employment is terminated after the date hereof;

(iii) solicit, employ or otherwise engage as an employee, independent contractor, or otherwise any Person who is and was an employee of any Group Company, or in any manner induce any employee of any Group Company to terminate his or her employment therewith.

(c) The Founder shall, and the Founder, Founder Holdco and the Company shall cause each Key Employee to, sign employment agreement and intellectual property, confidentiality and non-compete agreement with the applicable Group Company, pursuant to which the Founder and each Key Employee shall covenant to:

(i) for a period of one (1) year following the consummation of a Qualified IPO or Trade Sale, devote his or her full time and attention to the business of the Group Companies, and shall not, so long as he or she remains an employee of any of the Group Companies, directly or indirectly, be employed by any other Person or invest in, manage or operate any other Person; and

(ii) for so long as he or she remains an employee of such applicable Group Company and for a period of two (2) years following the termination of their respective employment, directly or indirectly, engage in any business that is substantially similar to or directly competes with the principal business of the Group Companies, taken as a whole.

2. REGISTRATION RIGHTS.

2.1 Applicability of Rights. The Company covenants and agrees that the Holders (as defined below) shall be entitled to the following rights with respect to any potential Public Offering of the Company’s Common Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2 Definitions. For purposes of this Section 2 and to the extent applicable under this Agreement:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b) Registrable Securities. The term “Registrable Securities” means: (i) any Preferred Shares, (ii) any Common Shares issued or issuable upon conversion of any Preferred Shares, (iii) any Equity Securities of the Company acquired by an Investor Shareholder after the date hereof, and (iv) any Equity Securities of the Company issued as (or issuable upon the conversion, exchange or exercise of any warrant, right or other security which is issued) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (iii). Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered Public Offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” means the number of Common Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d) Holder. For purposes of this Section 2, the term “Holder” means any person or persons owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e) Form F-3. The term “Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” means the U.S. Securities and Exchange Commission.

(g) Registration Expenses. The term “Registration Expenses” means all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for the Holders, Blue Sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h) Selling Expenses. The term “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 and 2.5 hereof.

(i) Exchange Act. The term “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor statute.

(j) For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall also be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by the related Holders, it being understood and agreed that, in each such case, all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

2.3 Demand Registration.

(a) Request by Holders. If the Company shall, at any time after the earlier of (i) the second anniversary of the date of this Agreement and (ii) the 180th day after the closing of the Company’s IPO, receive a written request from the Holders of at least thirty-three percent (33%) of the Registrable Securities to file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided, however, that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(b).

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of the Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities held by holder(s) of the Preferred Shares to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration, including, without limitation, all shares of Registrable Securities held by holder(s) of the other shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, consultant, officer or director of the Company or any subsidiary of the Company; provided, further, that at least twenty-five percent (25%) of shares of Registrable Securities requested by the holder(s) of the Preferred Shares to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than three (3) such demand registrations pursuant to this Section 2.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided, further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

(e) Other Securities Laws in Demand Registration. In the event of any registration pursuant to this Section 2.3, the Company shall register and qualify the securities covered by the registration statement under the securities laws of any other jurisdictions outside of the United States or in Hong Kong or elsewhere as shall be appropriate for the distribution of the securities.

2.4 Piggyback Registrations.

(a) The Company shall notify all Holders in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a Public Offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement or to any employee benefit plan or a corporate reorganization or other SEC Rule 145 transaction, an offer and sale of debt securities, or a registration on any registration form that does not permit secondary sales), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities held by holder(s) of the Preferred Shares included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares of Registrable Securities held by holder(s) of all other shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, consultant, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities held by holder(s) of the Preferred Shares are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5 Form F-3 Registration. In case the Company shall receive from any Holder or Holders of at least thirty-three percent (33%) of the Registrable Securities a written request or requests that the Company effects a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the anticipated aggregate gross proceeds of such registration would not exceed 5% of the market capitalization of the Company, which is determined by the opening price of the Company’s registered shares as of the first trading day immediately after the occurrence of the IPO;

(iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.5; provided, however, that the Company shall not register any of its other shares during such ninety (90) day period;

(iv) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4(b);

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(vi) if the Company has already effected no less than two (2) registrations pursuant to Section 2.3 or this Section 2.5 in any 12-month period.

(c) Not Demand Registration. Form F-3 registrations shall be deemed to be demand registrations as described in Section 2.3 above.

(d) Underwriting. If the Holders requesting registration under this Section 2.5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.3(b) shall apply to such registration.

2.6 Expenses. All Registration Expenses incurred in connection with any registration pursuant to Section 2.3, 2.4 or 2.5 (but excluding any Selling Expenses and any fees charged by the depositary bank in connection with such registration) shall be borne by the Company. Each Holder participating in a registration pursuant to Section 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of any fees charged by the depositary bank and all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3 (in which case such registration shall also constitute the use by all Holders of one (1) such demand registration); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service of process in such jurisdiction and except as may be required by the Securities Ac.

(e) Underwriting. In the event of any underwritten Public Offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten Public Offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten Public Offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of the Registrable Securities.

2.8 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 2.3, 2.4 or 2.5:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, its legal counsel, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such other Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner, director, officer, legal counsel or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, legal counsel, controlling person, underwriter or other Holder, partner, officer, director, legal counsel or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the Public Offering price of its Registrable Securities offered by and sold under the registration statement bears to the Public Offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

2.10 Termination of the Company’s Obligations. The Company’s obligations under Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 shall terminate on the fifth (5th) anniversary of an IPO, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

2.11 No Registration Rights to Third Parties. Without the prior written consent of the holders of a majority of the then issued and outstanding Preferred Shares (voting separately as a single class), the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, ”piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company.

2.12 Market Stand-Off. Each holder of the Common Shares and each Holder agree that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the IPO, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law or to other Affiliates who agree to be similarly bound) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such IPO or the pricing date of such offering as may be requested by the underwriters (whichever is later). The foregoing provision of this Section 2.12 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements with same terms and conditions as described in this Section 2.12, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. Each shareholder of the Company shall take all steps consistent with the requirements of any applicable law to minimize lockup restrictions of the Preferred Shares (or the Common Shares issued upon the conversion of the Preferred Shares). The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to any Public Offering of the Company’s securities a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.12.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Common Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s IPO), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3; and

(d) When a Holder transfers any Registrable Securities pursuant to Rule 144 under the Securities Act, to furnish to such Holder forthwith upon request, at the Company’s expense, (i) an opinion, dated as of the date of such transfer, of a counsel, in form and substance as is customarily given in such transfer and reasonably satisfactory to such Holder, addressed to such Holder and (ii) any other representation letters dated as of the date of such transfer, in form and substance as is reasonably satisfactory to such Holder, and addressed to such Holder.

3. RIGHT OF PARTICIPATION.

3.1 General. Any Shareholder and its permitted assignees to whom its rights under this Section 3 have been duly assigned in accordance with this Agreement (such holder and each such assignee are hereinafter each referred to as a “Participation Rights Holder”) shall have the right of first refusal to, on a pari passu basis, purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2 Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Common Shares (calculated on an as-converted basis) held by such Participation Rights Holder, to (b) the total number of Common Shares (calculated on a fully-diluted and an as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

3.3 New Securities. “New Securities” means any shares of the Company, including, but not limited to, the Preferred Shares, Common Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Common Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Common Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a) any of the Company’s Common Shares and/or options or warrants therefor issued to employees, officers, directors, contractors, advisors or consultants pursuant to the ESOP;

(b) any securities issued in connection with any share sub-divisions, share dividend, reclassification or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(c) any securities issued pursuant to a Qualified IPO;

(d) any Common Shares of the Company issued or issuable upon conversion of any other Equity Securities issued by the Company as of the date hereof; and

(e) any securities issued pursuant to merger, acquisition, debt financing or other transactions as approved by the Board.

3.4 Procedures.

(a) First Participation Notice. In the event that the Company proposes to issue New Securities (in a single transaction or a series of related transactions), it shall deliver to each Participation Rights Holder a written notice (the “First Participation Notice”) at least twenty (20) Business Days prior to the proposed issue date of the New Securities (or such shorter period mutually agreed upon by the Company and such Participation Rights Holder), describing the identity of the proposed transferee, the amount and type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have twenty (20) Business Days after the receipt of the First Participation Notice (the “First Participation Period”) to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and under the terms and conditions specified in the First Participation Notice by delivering a written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such twenty (20) Business Day period, such Participation Rights Holder shall be deemed to have forfeited its Right of Participation hereunder to purchase its Pro Rata Share of such New Securities, but shall not be deemed to forfeit any right with respect to any other issuance of New Securities.

(b) Second Participation Notice; Oversubscription. If any Participation Rights Holder declines or fails to exercise its Right of Participation in full in accordance with Section 3.4(a), the Company shall deliver a written notice (the “Second Participation Notice”) within five (5) Business Days after the expiration of the First Participation Period to the other Participation Rights Holders who exercised in full their Right of Participation (the “Oversubscription Participants”) in accordance with Section 3.4(a), which shall specify the amount of the unpurchased New Securities. Each Oversubscription Participant shall have five (5) Business Days after receipt of the Second Participation Notice (the “Second Participation Period”) to agree in writing to purchase more than its Pro Rata Share of the New Securities, by delivering a written notice to the Company and stating therein the number of the additional New Securities it proposes to purchase (the “Additional Number”), up to the unpurchased number of the New Securities that the Oversubscription Participants are collectively entitled to purchase in accordance with Section 3.4(a). If any Oversubscription Participant fails to so agree in writing within such five (5) Business Day period, such Oversubscription Participant shall be deemed to have forfeited its right to purchase the additional New Securities in accordance with this Section 3.4(b). If the Oversubscription Participants that elected to purchase an Additional Number of New Securities (the “Exercising Oversubscription Participants”) desire to purchase in aggregate more than the total number of such unpurchased New Securities, the number of the additional New Securities that each Exercising Oversubscription Participant is entitled to purchase shall be equal to the lesser of (x) the Additional Number and (y) the number of the unpurchased New Securities available for subscription multiplied by a fraction, the numerator of which is the number of Common Shares (calculated on an as-converted basis) held by such Exercising Oversubscription Participant and the denominator of which is the total number of Common Shares (calculated on an as-converted basis) held by all the Exercising Oversubscription Participants.

(c) Failure to Exercise. Upon the expiration of the Second Participation Period and to the extent that not all New Securities have been subscribed for by the Participation Rights Holders, or in the event no Participation Rights Holder exercises the Right of Participation within twenty (20) Business Days following the issuance of the First Participation Notice, the Company shall have forty (40) Business Days thereafter to sell the New Securities described in the First Participation Notice (the portion to which the Right of Participation hereunder was not exercised) at the same or higher price and upon the other terms and conditions not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such forty (40) Business Day period, the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.5 Term. The Shareholders’ rights under this Section 3 shall be suspended upon the Company’s submission of a draft registration statement to the applicable stock exchange for a Qualified IPO and terminate upon the closing of such Qualified IPO; provided, however, that if the Company fails to consummate such Qualified IPO or does not complete such Qualified IPO within twelve (12) months after the submission with the applicable stock exchange, the Shareholders’ rights under this Section 3 shall automatically be reinstated until and unless the Company makes another submission of a draft registration statement to the applicable stock exchange for a Qualified IPO. The Shareholders’ rights under this Section 3 shall also terminate upon the closing of a Trade Sale if required by applicable Laws or applicable government authorities.

4. TRANSFER RESTRICTIONS.

4.1 Right of First Refusal.

(a) Transfer Notice. If any of the Founder, Founder Holdco or the ESOP Entities proposes to, directly or indirectly, transfer or sell or otherwise dispose of or permit the transfer, sale or other disposition of, any Equity Securities of the Company to one or more third parties (each such disposition referenced in this Section 4, a “Transfer”), such selling shareholder (a “Selling Shareholder”) shall deliver to each Investor Shareholder a written notice (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made.

(b) Option of the ROFR Shareholders.

(i) Each Investor Shareholder (individually, a “ROFR Shareholder,” and collectively, the “ROFR Shareholders”) shall have an option, on a pari passu basis, for a period of fifteen (15) Business Days following receipt of the Transfer Notice (the “Option Period”), to elect to purchase all or a portion of its respective ROFR Pro Rata Share of the Offered Shares on the same terms and conditions as specified in the Transfer Notice, by delivering a written notice specifying the number of Offered Shares it intends to purchase to the Selling Shareholder prior to the expiration of the Option Period.

(ii) A ROFR Shareholder’s “ROFR Pro Rata Share” of such Offered Shares in this subsection shall be equal to (A) the total number of such Offered Shares set out in the Transfer Notice, multiplied by (B) a fraction, the numerator of which shall be the aggregate number of Common Shares (calculated on an as-converted basis) held by such ROFR Shareholder as of the date of the Transfer Notice and the denominator of which shall be the total number of Common Shares (calculated on an as-converted basis) held by all the ROFR Shareholders as of such date.

(iii) If any ROFR Shareholder fails to exercise its right to purchase its full ROFR Pro Rata Share of such Offered Shares, the Selling Shareholder shall deliver a written notice (the “Overallotment Notice”) within five (5) Business Days after the expiration of the Option Period, to each ROFR Shareholder that elected to purchase its full ROFR Pro Rata Share of such Offered Shares (each, an “Exercising ROFR Shareholder,” and collectively, the “Exercising ROFR Shareholders”), specifying the amount of the unpurchased Offered Shares. The Exercising ROFR Shareholders shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Shares by delivering a written notice (the “Over-Allotment Exercise Notice”) to the Company and the Selling Shareholder within five (5) Business Days after receipt of the Overallotment Notice (the “Re-allotment Period”) and stating therein the number of the additional Offered Shares it proposes to purchase. If any Exercising ROFR Shareholder fails to deliver the Over-Allotment Exercise Notice in writing within such five (5) Business Day period, such Exercising ROFR Shareholder shall be deemed to have forfeited its right to purchase the additional Offered Shares in accordance with this Section 4.1(b)(iii). If the Exercising ROFR Shareholders that elected to purchase any unpurchased Offered Shares (the “Over-Allotment ROFR Shareholders”) desire to purchase in aggregate more than the total number of such unpurchased Offered Shares, the number of the additional Offered Shares that each Over-Allotment ROFR Shareholder is entitled to purchase shall be equal to the lesser of (x) the number of Offered Shares specified in the Over-Allotment Exercise Notice and (y) the number of the unpurchased Offered Shares available for subscription multiplied by a fraction, the numerator of which is the number of Common Shares (calculated on an as-converted basis) held by such Over-Allotment ROFR Shareholder and the denominator of which is the total number of Common Shares (calculated on an as-converted basis) held by all the Over-Allotment ROFR Shareholders.

(c) Payment Procedure. Payment for the Offered Shares shall be made by check or non-cash consideration (if agreed by the Selling Shareholder), or by wire transfer in immediately available funds of the appropriate currency, against delivery of an executed instrument of transfer of such Offered Shares to be purchased, at a place agreed to by the Selling Shareholder and all the ROFR Shareholders or the Exercising ROFR Shareholders, as applicable and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the twentieth (20th) day after the expiration of the Option Period (or on the twentieth (20th) day after the expiration of the Re-allotment Period, if applicable), unless the Transfer Notice contemplated a later closing date with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 4.1(d), in which case the closing shall be on such later date or as provided in Section 4.1(d)(iv). The Selling Shareholder shall surrender the applicable certificate or certificates (if any) for all such Equity Securities subject to any such Transfer to the Company for cancellation and the Company will, subject to receipt of an executed instrument of transfer, update its register of members and issue new share certificates to the ROFR Shareholders or the Exercising ROFR Shareholders, as applicable, upon the consummation of any such Transfer. In the event that any ROFR Shareholders or the Exercising ROFR Shareholders, as applicable, fails for any reason to comply with this Section 4.1(c), such ROFR Shareholder or the Exercising ROFR Shareholder hereby grants an irrevocable power of attorney and proxy to any Director to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof.

(d) Valuation of Property.

(i) If the purchase price specified in the Transfer Notice is payable in property other than cash or evidences of indebtedness, the ROFR Shareholders or the Exercising ROFR Shareholders, as applicable, shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(ii) If the Selling Shareholder, and a ROFR Shareholder or an Exercising ROFR Shareholder, as applicable, cannot agree on such cash value within the Option Period or the Re-allotment Period (as the case may be), the valuation shall be made by an appraiser of internationally recognized standing jointly selected by agreement of the Selling Shareholder and the ROFR Shareholder or the Exercising ROFR Shareholder, as applicable.

(iii) The cost of such appraisal shall be shared equally by the Selling Shareholder, on the one hand, and a ROFR Shareholder or an Exercising ROFR Shareholder, as applicable, pro rata based on the number of Offered Shares each ROFR Shareholder or Exercising ROFR Shareholder is purchasing, on the other hand.

(iv) If the value of the purchase price offered by the prospective transferee is not determined within thirty (30) days following the ROFR Shareholders’ receipt of the Transfer Notice from the Selling Shareholder, then the closing of the purchase of Offered Shares by the ROFR Shareholders shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Section 4.1(d).

4.2 Right of Co-Sale.

(a) Subject to the other provisions of this Section 4, to the extent the ROFR Shareholders do not exercise their respective rights of first refusal as to all of the Offered Shares proposed to be sold by a Selling Shareholder to the third party transferee identified in the Transfer Notice, such Selling Shareholder shall deliver a written notice to each ROFR Shareholder that has not exercised any right of first refusal pursuant to Section 4.1 (the “Co-Sale Notice”) and specify in such Co-Sale Notice the number of remaining Offered Shares as well as the number of Shares that such ROFR Shareholder may sell to the third-party transferee identified in the Transfer Notice. Each such ROFR Shareholder (each, a “CSR Shareholder”) shall have the right to participate in such sale of the remaining Offered Shares not purchased pursuant to Section 4.1, on the same terms and conditions as specified in the Transfer Notice (but in no event less favorable to the Selling Shareholder) by notifying the Selling Shareholder in writing within fifteen (15) Business Days following the date of the Co-Sale Notice. Such CSR Shareholder’s notice to the Selling Shareholder shall indicate the number of Shares the CSR Shareholder wishes to sell under its right to participate. To the extent one or more CSR Shareholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares that the Selling Shareholder may sell in the Transfer to the third party transferee identified in the Transfer Notice shall be correspondingly reduced.

(b) The total number of Shares that each CSR Shareholder may elect to sell shall be equal to the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 4.1, multiplied by (ii) a fraction, the numerator of which is the number of Common Shares (calculated on an as-converted basis) owned by such CSR Shareholder as of the date of the Transfer Notice, and the denominator of which is the sum of the total number of Common Shares (calculated on an as-converted basis) owned by the Selling Shareholder and the total number of Common Shares (calculated on an as-converted basis) owned by all CSR Shareholders.

(c) Each CSR Shareholder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser, before the applicable closing, an executed instrument of transfer and one or more certificates, which represent the type and number of Shares which such CSR Shareholder elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Common Shares, such CSR Shareholder shall only deliver the executed instrument of transfer representing the Common Shares (and therefore shall convert any such Preferred Shares into Common Shares as provided in the Restated M&AA) to the Selling Shareholder. The certificates representing such Preferred Shares shall be submitted to the Company for cancellation, and the Company shall effect any such conversion immediately prior to the actual Transfer of such shares to the purchaser.

(d) The certificates that a CSR Shareholder delivers to the Selling Shareholder pursuant to this Section 4.2 shall be submitted to the Company for cancellation and the register of members of the Company shall be updated upon consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such CSR Shareholder that portion of the sale proceeds to which such CSR Shareholder is entitled by reason of its participation in such sale.

(e) To the extent that any prospective purchaser prohibits the participation by a CSR Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a CSR Shareholder exercising its co-sale rights hereunder, the Selling Shareholder shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Selling Shareholder shall purchase from such CSR Shareholder such shares or other securities that such CSR Shareholder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

4.3 Non-Exercise of Right.

(a) If the ROFR Shareholders do not elect to purchase all of a Selling Shareholder’s Offered Shares in accordance with Section 4.1, subject to the right of the CSR Shareholders to exercise their rights to participate in the sale of Offered Shares within the time periods specified in Section 4.2, such Selling Shareholder shall have a period of sixty (60) Business Days from the expiration of the Option Period to sell the remaining Offered Shares to the third party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, so long as any such sale is effected in accordance with all applicable Laws. The Parties agree that each such transferee, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties a Deed of Joinder, and the Transfer shall not be effective and shall not be recognized by any Party until the Deed of Joinder is executed and delivered.

(b) In the event such Selling Shareholder does not consummate the sale of such Offered Shares to the third party transferee identified in the Transfer Notice within such sixty (60) Business Day period, the rights of the ROFR Shareholders under Sections 4.1 and 4.2 shall be reinstated and shall be applicable to each subsequent disposition of such Offered Shares by such Selling Shareholder until such rights lapse in accordance with the terms of this Agreement.

(c) The exercise or non-exercise of the rights of the ROFR Shareholders under this Section 4 to purchase Equity Securities from a Selling Shareholder or participate in the sale of Equity Securities by a Selling Shareholder shall not adversely affect their rights to make subsequent purchases from the Selling Shareholder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Shareholder hereunder.

4.4 Exempt Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and right of co-sale under Sections 4.1 and 4.2 shall not apply to any Transfer of any Equity Securities now or hereafter held by the Founder Holdco to the Founder’s parents, children, spouse, or a trustee, executor, or other fiduciary for the benefit of the Founder or his parents, children, spouse for bona fide estate planning purposes and/or the wholly-owned Affiliates of the Founder (each, a “Permitted Transferee”); provided, however, that such Transfer shall not in any event result in a change of Control of the Company and each such Permitted Transferee, prior to the completion of the Transfer, shall have executed a document assuming the obligations of the Founder Holdco under this Agreement with respect to the transferred Common Shares.

4.5 Prohibited Transfers.

(a) Regardless of anything else contained in this Agreement, except solely for the permitted transfers set forth in Section 4.4, the Founder, the Founder Holdco and the ESOP Entities shall not, without the prior written consent of the holders of all of the then issued and outstanding Preferred Shares (voting separately as a single class) or their permitted assigns, Transfer any Common Shares now or hereafter directly or indirectly held by the Founder or the Founder Holdco to any Person on or prior to the closing of a Qualified IPO or a Trade Sale through one or a series of transactions. Following the closing of a Qualified IPO, transfer of the Company shares by the Founder and the Founder Holdco shall be subject to the applicable requirements of the Securities Act.

(b) Any attempt by a party to Transfer any Equity Securities in violation of this Section 4 shall be void and the Company hereby agrees it will not effect such a Transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the holders of all of the then issued and outstanding Preferred Shares (voting separately as a single class) or their permitted assigns.

4.6 Restriction on Indirect Transfers. Each of the Founder, the Founder Holdco and the ESOP Entities agrees that it will not circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Agreement, whether by holding the Equity Securities of the Company indirectly through another Person or by causing or effecting, directly or indirectly, the transfer or issuance of any Equity Securities by any such Person, or otherwise. Any purported transfer, sale or issuance of any Equity Securities of another Person in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including the Founder and the Founder Holdco) shall recognize any such transfer, sale or issuance.

4.7 Restriction on Transfer by Investor Shareholders.

(a) Nothing in this Agreement shall restrict any Transfer of any Equity Securities by any Investor Shareholder; provided, however, that, without the prior written consent of the Founder, the Investor Shareholders shall not assign any of their rights hereunder or transfer all or any part of any interest in any Equity Securities now or hereafter owned or held by such Investor Shareholders or their respective Affiliates to any Person that, at the time of determination, operates or otherwise engages in, as a principal business or activity, any activities or business directly competing with the internet insurance business engaged by the Group Companies, taken as a whole, prior to the closing of a Qualified IPO or a Trade Sale.

(b) If any Investor Shareholder proposes to Transfer any Equity Securities, each of the Founder Holdco and Bodyguard Holding Limited (individually, a “ROFR Common Shareholder,” and collectively, the “ROFR Common Shareholders”) shall have a right of first refusal to purchase such Equity Securities as follows:

(i) If any Investor Shareholder proposes to effect such Transfer, then such Investor Shareholder (a “Selling Investor Shareholder”) shall deliver to each ROFR Common Shareholder a written notice (the “Investor Transfer Notice”), which shall include (i) a description of the Equity Securities to be Transferred (the “Offered Investor Shares”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made.

(ii) Each ROFR Common Shareholder shall have an option, on a pari passu basis, for a period of fifteen (15) Business Days following receipt of the Investor Transfer Notice (the “Investor Option Period”), to elect to purchase all or a portion of its ROFR Pro Rata Share of the Offered Investor Shares on the same terms and conditions as specified in the Investor Transfer Notice, by delivering a written notice specifying the number of Offered Investor Shares it intends to purchase to the Selling Investor Shareholder prior to the expiration of the Investor Option Period.

(iii) A ROFR Common Shareholder’s “ROFR Pro Rata Share” of such Offered Investor Shares in this subsection shall be equal to (A) the total number of such Offered Investor Shares set out in the Investor Transfer Notice, multiplied by (B) a fraction, the numerator of which shall be the aggregate number of Common Shares (calculated on an as-converted basis) held by such ROFR Common Shareholder as of the date of the Investor Transfer Notice and the denominator of which shall be the total number of Common Shares (calculated on an as-converted basis) held by all the ROFR Common Shareholders as of such date.

(iv) Payment for the Offered Investor Shares shall be made by check or non-cash consideration (if agreed by the Selling Investor Shareholder), or by wire transfer in immediately available funds of the appropriate currency, against delivery of an executed instrument of transfer of such Offered Investor Shares to be purchased, at a place agreed to by the Selling Investor Shareholder and all the ROFR Common Shareholders and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the twentieth (20th) day after the expiration of the Investor Option Period, unless the Investor Transfer Notice contemplated a later closing date with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 4.7(c), in which case the closing shall be on such later date or as provided in Section 4.7(c)(iv). The Selling Investor Shareholder shall surrender the applicable certificate or certificates (if any) for all such Equity Securities subject to any such Transfer to the Company for cancellation and the Company will, subject to receipt of an executed instrument of transfer, update its register of members and issue new share certificates to the ROFR Common Shareholders upon the consummation of any such Transfer. In the event that any ROFR Common Shareholder fails for any reason to comply with this Section 4.7(b), such ROFR Common Shareholder hereby grants an irrevocable power of attorney and proxy to any Director to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof.

(c) Valuation of Property.

(i) If the purchase price specified in the Investor Transfer Notice is payable in property other than cash or evidences of indebtedness, the ROFR Common Shareholders shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(ii) If the Selling Investor Shareholder and the ROFR Common Shareholders cannot agree on such cash value within the Investor Option Period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by agreement of the Selling Investor Shareholder and the ROFR Common Shareholders.

(iii) The cost of such appraisal shall be shared equally by the Selling Investor Shareholder, on the one hand, and the ROFR Common Shareholders pro rata based on the number of Offered Investor Shares each ROFR Common Shareholder is purchasing, on the other hand.

(iv) If the value of the purchase price offered by the prospective transferee is not determined within thirty (30) days following the ROFR Common Shareholders’ receipt of the Investor Transfer Notice from the Selling Investor Shareholder, then the closing of the purchase of Offered Investor Shares by the ROFR Common Shareholders shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Section 4.7(c).

(d) In the event that the ROFR Common Shareholders do not elect to purchase all of the Offered Investor Shares, the Selling Investor Shareholder shall have a period of sixty (60) days after the expiration of the Investor Option Period to sell any Offered Investor Shares not elected to be purchased to the prospective transferee(s) identified in the Investor Transfer Notice at the same consideration and upon other terms and conditions no more favorable to the proposed transferee than those specified in the Investor Transfer Notice. The prospective transferee(s) shall, prior to and as a condition to the effectiveness of Transfer of any remaining Offered Investor Shares, execute and deliver to the Company a Deed of Joinder. In the event a Selling Investor Shareholder does not consummate the sale or disposition of the remaining Offered Investor Shares within the sixty-day period, the ROFR Common Shareholders’ right of first refusal hereunder shall continue to be applicable to any subsequent Transfer of the Equity Securities by such Selling Investor Shareholder. Furthermore, the exercise or non-exercise by the ROFR Common Shareholders of the right of first refusal to purchase Equity Securities offered by the Selling Investor Shareholder shall not adversely affect the ROFR Common Shareholders’ right of first refusal to make subsequent purchases from any Selling Investor Shareholder of the Equity Securities to be Transferred. In the event that the prospective transferee(s) refuses to purchase less than all of the Offered Investor Shares, the ROFR Common Shareholders shall collectively purchase all (but not less than all) of the Offered Investor Shares on the same terms and conditions as specified in the Investor Transfer Notice if they elect to exercise the right of first refusal hereunder.

4.8 Term. The rights under this Section 4 shall be suspended upon the Company’s submission of a draft registration statement to the applicable stock exchange for a Qualified IPO and terminate upon the closing of such Qualified IPO; provided, however, that if the Company fails to consummate such Qualified IPO or does not complete such Qualified IPO within twelve (12) months after the submission with the applicable stock exchange, the rights under this Section 4 shall automatically be reinstated until and unless the Company makes another submission of a draft registration statement to the applicable stock exchange for a Qualified IPO. The rights under this Section 4 shall also terminate upon the closing of a Trade Sale if required by applicable Laws or applicable government authorities.

4.9 Legend.

(a) Each certificate representing the Common Shares shall be endorsed with the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE APPLICABLE SHAREHOLDERS AGREEMENT OF THE COMPANY.”

(b) Each party agrees that the Company may instruct its registered office provider to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.9(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.

5. PROTECTIVE PROVISIONS

5.1 Matters Requiring Super Majority Board Approval. The Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following matters of the Company or any other Group Company, without the affirmative vote of at least two-thirds of the Directors present at a duly convened meeting of the Board or written consent by at least two-thirds of the Directors, in each case, including at least two (2) Investor Directors:

(a) appointment and removal of the chairman of the Board and the formulation or adjustment of his or her remuneration package;

(b) declaration or payment of a dividend or other distribution on Shares;

(c) any increase or decrease in the authorized share capital of the Company, any decrease in the issued or registered capital of any applicable Group Company;

(d) any repurchase or redemption of any Equity Securities of the Company other than pursuant to contractual rights to repurchase Equity Securities from employees, directors or consultants pursuant to an ESOP upon termination of their employment or services;

(e) selection of underwriters and stock exchange in the event of an IPO or a Trade Sale;

(f) any new issuance of any Equity Securities of the Company, or options over rights to acquire or subscriber for any Equity Securities of the Company, excluding (i) any issuance of Common Shares upon conversion of the Preferred Shares and (ii) Common Shares issued or issuable to officers, directors, employees and consultants of the Company pursuant to an ESOP approved by the Board pursuant to Section 5.2 or options over rights to acquire or subscribe for such Common Shares;

(g) any material asset reorganization of any Group Company;

(h) a sale, transfer or other disposition of more than one-third of the issued and outstanding share capital or voting power of the Company or any other Group Company;

(i) any purchase or acquisition by any Group Company of the assets or Equity Securities of any of its related party in one or more transactions;

(j) any sale, transfer or other disposition of the material business or assets of the Group Companies, taken as a whole, or the control rights thereof, except as provided in any Group Company’s business plan;

(k) any investment in securities of public companies, futures or financial derivative products; or

(l) incurrence of any capital expenditure in excess of US$1,500,000 and incurrence of any expense outside the annual budget and in excess of US$1,500,000.

5.2 Matters Requiring Simple Majority Board Approval. The Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following matters of the Company or any other Group Company, without the affirmative vote of at least a majority of the Directors present at a duly convened meeting of the Board or written consent by at least a majority of the Directors, in each case, including at least one (1) Investor Director:

(a) formulating or change to the mid and long term development plan and business policy of the Group Companies, taken as a whole;

(b) any change to the principal business of the Group Companies, taken as a whole, or any change to the corporate name of any Group Company;

(c) establish or invest in any Subsidiary that is not wholly owned by any Group Company;

(d) any approval or amendment of the Company’s annual budget and annual account;

(e) any material change to the accounting standards or policies of any Group Company;

(f) appointment, removal or replacement of the auditor of the Company;

(g) incurrence of any capital expenditure in excess of US$750,000 (and no more than US$1,500,000) and incurrence of any expense outside the annual budget and in excess of US$750,000 (and no more than US$1,500,000);

(h) any change in the maximum number of the members of the board of directors, board of supervisors or any committee of the board of directors of any Group Company;

(i) increase the remuneration package of the five employees of the Group Companies, taken as a whole, with the top 5 remuneration package by no less than 15% within twelve (12) months;

(j) appointment and removal of the chief executive officer and any senior management at the level above vice general manager and the formulation or adjustment of their respective remuneration package;

(k) approval or amendment to the ESOP of the Company and grant of share awards to shareholders holding more than 5% of the actual issued and outstanding share capital of the Company;

(l) extension by any Group Company of any unlimited guarantee for any indebtedness to any third party in excess of US$150,000 in the aggregate during any fiscal year;

(m) incurrence of any indebtedness outside the annual budget in excess of US$150,000; or

(n) entry into or commitment to enter into any transactions or agreements with any shareholder, director, officer or other related party of any Group Company.

5.3 The provisions this Section 5 shall be suspended upon the Company’s submission of a draft registration statement to the applicable stock exchange for a Qualified IPO and terminate upon the closing of such Qualified IPO; provided, however, that if the Company fails to consummate such Qualified IPO or does not complete such Qualified IPO within twelve (12) months after the submission with the applicable stock exchange, the Preferred Shareholders’ rights under this Section 5 shall automatically be reinstated until and unless the Company makes another submission of a draft registration statement to the applicable stock exchange for a Qualified IPO. The provisions this Section 5 shall also terminate upon the closing of a Trade Sale if required by applicable Laws or applicable government authorities.

6. REDEMPTION

6.1 In the event that the Company fails to consummate a Qualified IPO or a Trade Sale prior to December 31, 2020, each Preferred Shareholder shall have the right to require the Company to redeem any or all of the Preferred Shares held by such Preferred Shareholder. Each Preferred Shareholder who plans to request for redemption shall deliver to the Company a written notice (the “Redemption Notice”) stating its election to exercise its redemption right under this Section 6.1 and the number and class of Preferred Shares to be redeemed (the date of receipt of such Redemption Notice being the “Redemption Notice Date”). Upon receipt of such Redemption Notice, the Company shall promptly give a written notice of the redemption request to each of the non-requesting Preferred Shareholders stating the existence of such request, the redemption price, the redemption closing date, and the mechanics of redemption. Each relevant non-requesting Preferred Shareholder may also elect to require the Company to redeem all or a portion of their Preferred Shares by delivering a separate redemption notice to the Company within fifteen (15) days of the receipt of the Redemption Notice stating its election to exercise its redemption rights under this Section 6.1 and the number and class of Preferred Shares to be redeemed. Each redemption pursuant to this Section 6.1 shall have its closing on the same date being a date no less than twelve (12) months of the Redemption Notice Date (the “Redemption Closing Date”).

6.2 For each holder of Series A Preferred Share requesting to redeem pursuant to Section 6.1 (the “Redeeming Series A Shareholder”), the Redemption Price applicable to each Redeeming Series A Shareholder shall be (i) the sum of the investment funds as set forth opposite its name in the table below and an amount of cash sufficient to provide such Redeeming Series A Shareholder with an interest rate equal to ten percent (10%) per annum, calculated on a cumulative and compounded basis for a period of time commencing from the date on which the Domestic Company received payment of investment funds from the onshore Affiliate of such Redeeming Series A Shareholder (provided that the commencement date applicable to Kunlun Technology Limited and CDF Capital Insurtech Limited shall be April 11, 2019) and ending on the Redemption Closing Date, plus (ii) any declared but unpaid dividends on the Series A Preferred Shares held by such Redeeming Series A Shareholder.

Holder of Series A Preferred Shares	Amount of Investment Funds
SAIF IV Healthcare (BVI) Limited	US$	9,112,380
Kunlun Technology Limited	RMB	848,000
CDF Capital Insurtech Limited	RMB	8,480,000

6.3 For each holder of Series B Preferred Shares requesting to redeem pursuant to Section 6.1 (the “Redeeming Series B Shareholder”), the Redemption Price applicable to each Redeeming Series B Shareholder shall be (i) the sum of the investment funds as set forth opposite its name in the table below and an amount of cash sufficient to provide such Redeeming Series B Shareholder with an interest rate equal to eight percent (8%) per annum, calculated on a cumulative and compounded basis for a period of time commencing from the date on which the Domestic Company received payment of investment funds from the onshore Affiliate of such Redeeming Series B Shareholder and ending on the Redemption Closing Date, plus (ii) any declared but unpaid dividends on the Series B Preferred Shares held by such Redeeming Series A Shareholder.

Holder of Series B Preferred Shares	Amount of Investment Funds
Wande Weirong Limited	RMB	100,000,000
CDF Capital Insurtech Limited	RMB	60,000,000
Kunlun Technology Limited	RMB	40,000,000

6.4 For each holder of Series B+ Preferred Shares requesting to redeem pursuant to Section 6.1 (the “Redeeming Series B+ Shareholder”), the Redemption Price applicable to each Redeeming Series B+ Shareholder shall be (i) the sum of the investment funds as set forth opposite its name in the table below and an amount of cash sufficient to provide such Redeeming Series B+ Shareholder with an interest rate equal to eight percent (8%) per annum, calculated on a cumulative and compounded basis for a period of time commencing from the date on which the Domestic Company received payment of investment funds from the onshore Affiliate of such Redeeming Series B+ Shareholder and ending on the Redemption Closing Date, plus (ii) any declared but unpaid dividends on the Series B+ Preferred Shares held by such Redeeming Series B+ Shareholder.

Holder of Series B+ Preferred Shares	Amount of Investment Funds
Tian Jin Kun Zhi Enterprise Management Company Limited	RMB	62,500,000

6.5 For each holder of Series B++ Preferred Shares requesting to redeem pursuant to Section 6.1 (the “Redeeming Series B++ Shareholder”), the Redemption Price applicable to each Redeeming Series B++ Shareholder shall be (i) the sum of the investment funds as set forth opposite its name in the table below and an amount of cash sufficient to provide such Redeeming Series B++ Shareholder with an interest rate equal to ten percent (10%) per annum, calculated on a cumulative and compounded basis for a period of time commencing from April 15, 2019 and ending on the Redemption Closing Date, plus (ii) any declared but unpaid dividends on the Series B++ Preferred Shares held by such Redeeming Series B++ Shareholder.

Holder of Series B++ Preferred Shares	Amount of Investment Funds
Kunlun Technology Limited	RMB	3,000,000
CDF Capital Insurtech Limited	RMB	21,520,000

6.6 The Company shall apply legally available funds to pay the full amount of the aggregate Redemption Price in respect of each Preferred Shareholder requesting to be redeemed in the following order: Redeeming Series B++ Shareholders, Redeeming Series B+ Shareholders, Redeeming Series B Shareholders, and Redeeming Series A Shareholders. If the Company does not have sufficient funds legally available to redeem all of the Redeeming Series B++ Shareholders, the funds shall be paid among the Redeeming Series B++ Shareholders, on a pari passu basis with each other, ratably in proportion to all of the redemption payments to which each such Redeeming Series B++ Shareholder would otherwise be entitle thereon. If the Company does not have sufficient funds legally available to redeem all of the Redeeming Series B+ Shareholders, the funds shall be paid among the Redeeming Series B+ Shareholders, on a pari passu basis with each other, ratably in proportion to all of the redemption payments to which each such Redeeming Series B+ Shareholder would otherwise be entitle thereon. If the Company does not have sufficient funds legally available to redeem all of the Redeeming Series B Shareholders, the funds shall be paid among the Redeeming Series B Shareholders, on a pari passu basis with each other, ratably in proportion to all of the redemption payments to which each such Redeeming Series B Shareholder would otherwise be entitle thereon. If the Company does not have sufficient funds legally available to redeem all of the Redeeming Series A Shareholders, the funds shall be paid among the Redeeming Series A Shareholders, on a pari passu basis with each other, ratably in proportion to all of the redemption payments to which each such Redeeming Series A Shareholder would otherwise be entitle thereon. Any Preferred Shares not redeemed shall remain outstanding and entitled to all the rights, preferences and privileges provided in the Restated M&AA. As soon as the Company has legally available funds for the redemption of the Preferred Shares, such funds will immediately be used to redeem the balance of the Preferred Shares which the Company has become obliged to redeem on the Redemption Closing Date but not yet been redeemed.

6.7 Upon the Redemption Closing Date, each redeeming holder of Preferred Shares shall surrender its certificate or certificates representing such Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and immediately thereupon on the same date such Redemption Price shall be paid to the order of the Person whose name appears on the register of members as the owner of such Preferred Shares and each such certificate shall be cancelled. In the event less than all the Preferred Shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed Preferred Shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the Redemption Closing Date shall cease to accrue and all rights of the holders thereof, except the right to receive the respective Redemption Price thereof, shall cease and terminate.

6.8 If the Company fails to consummate the redemption or the Company is prohibited from redeeming the Preferred Shares according to applicable Laws, the Founder shall be jointly and severally liable for the Company’s obligation to pay the Redemption Price to the redeeming holders of Preferred Shares. If the Company or the Founder fails to consummate the redemption within twelve (12) months of the Redemption Notice Date, holders of at least a majority of the issued and outstanding Preferred Shares shall have the right to request that the Company effect a Trade Sale based on the principle of price priority, the holders of Common Shares and holders of the remaining Preferred Shares shall vote (in person, by proxy or by action by written consent, as applicable) all Equity Securities of the Company held by it in favor of such Trade Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Trade Sale.

6.9 The Company shall and shall cause the Group Companies to use their respective commercially reasonable efforts to ensure that the rights of the Preferred Shareholders under this Section 6 are effective and that the Preferred Shareholders enjoy the benefits hereunder, in each case, to the extent permitted by applicable Laws. The Company shall and shall cause the Group Companies to use their respective commercially reasonable efforts to execute such further instruments and take such further actions as may be reasonably requested by the Preferred Shareholders in order to carry out the intent of this Section 6 and to protect the rights of the redeeming Preferred Shareholders under this Section 6 against impairment.

6.10 Notwithstanding the foregoing, the right of a Preferred Shareholder to request redemption in accordance with this Section 6 shall be suspended upon the Company’s submission of a draft registration statement to the applicable stock exchange for a Qualified IPO and terminate upon the consummation of such Qualified IPO; provided that if the Company fails to consummate such Qualified IPO or does not complete such Qualified IPO within twelve (12) months after the submission with the applicable stock exchange, the right to request redemption in accordance with the Restated M&AA shall automatically be reinstated until and unless the Company makes another submission of a draft registration statement to the applicable stock exchange for a Qualified IPO. The right of a Preferred Shareholder to request redemption in accordance with this Section 6 shall also terminate upon the closing of a Trade Sale if required by applicable Laws or applicable government authorities.

7. CERTAIN COVENANTS AND AGREEMENTS.

7.1 Confidentiality. Each Party acknowledges that the terms and conditions of this Agreement and the other Transaction Documents and all exhibits, schedules, restatements and amendments hereto and thereto, including their existence and the transactions thereunder, and all proprietary and other non-public information concerning the Parties shall be considered confidential information (collectively, the “Confidential Information”) and, without the written approval of such Party to which such Confidential Information belongs, shall not be disclosed by (i) any press release or public announcement, or (ii) otherwise by any of the Parties to any other Person, except that (a) each Party, as appropriate, may disclose any of the Confidential Information to its Affiliates and its and its Affiliates’ current or bona fide prospective investors, prospective permitted transferees, members, shareholders, beneficial owners, partners, directors, officers, employees, financial, legal and accounting advisers, lenders, consultants, agents and other representatives, in each case only on a need-to-know basis and such Persons are under appropriate nondisclosure obligations similar to this Section 7.1; and (b) if any Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws or the rules or requests from a stock exchange on which such Party is listed) to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Section 7.1, such Party shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information (provided that the foregoing obligations shall not compel any Party to take any legal action or remedy).

7.2 Dual Class Voting Structure. Each of the Shareholders hereby agree that the Company shall adopt a dual class common share structure immediately prior to the completion of the IPO, to the extent permitted by Laws applicable in the jurisdiction where the Company seeks to conduct the IPO, such that (i) the Common Shares will consist of Class A common shares and Class B common shares, with holders of Class A common shares being entitled to one vote per share in respect of matters requiring the votes of shareholders while holders of Class B common shares being entitled to twenty (20) votes per share, (ii) Founder Holdco and its Affiliates shall hold Class B common shares and all other shareholders shall hold Class A common shares, and (iii) Class A common shares or the depositary shares representing Class A common shares shall be listed on a stock exchange in the jurisdiction where the Company conducts the IPO and tradable subject to restrictions under applicable Laws. Each of the Shareholders agrees and undertakes to take all necessary actions, including by means of voting at each meeting of shareholders of the Company or in lieu of any such meeting giving its written consent with respect to, as the case may be, all of its voting securities of the Company as may be necessary, to support and adopt the dual class common share structure as described above in this Section 7.2.

7.3 Business Opportunity.

(a) Crov Global hereby covenants and agrees that it shall not use any Confidential Information, including any information received from the board of directors of any Group Company in the event Crov Global appoints a director to such Group Company, in any business that competes with the business conducted by Xinyizhan Insurance Agency Co., Ltd. (新一站保险代理有限公司) (“XYZ”), an indirect wholly owned Subsidiary of the Company. In the event that Crov Global appoints a director to any Group Company, such director shall not be employed by XYZ or participate in any of XYZ’s business, and shall not be entitled to receive notices of, attend and vote at a meeting of the board of directors (or part thereof) of such Group Company if matters with respect to XYZ’s business are discussed or resolved.

(b) Each Preferred Shareholder hereby covenants and agrees that in the event it invests in or has an interest in any business that is the same as the business of the Group Companies, taken as a whole, such Preferred Shareholder shall not use any information it receives from the board of directors of any Group Company in such competitive business, the director(s) appointed by such Preferred Shareholder shall not be employed by such competitive business or participate in the business operation of such competitive business, and such director shall not be entitled to receive notices of, attend and vote at a meeting of the board of directors (or part thereof) of such Group Company if matters with respect to such competitive business are discussed or resolved. If any Preferred Shareholder invests in or has an interest in any business that is the same as the business of the Group Companies, taken as a whole and the director appointment right of such Preferred Shareholder may directly or indirectly have an adverse impact on the Company’s IPO process, such Preferred Shareholder hereby covenants and agrees to replace the appointed director or nominate an independent director prior to the closing of the IPO.

7.4 Performance Compensation. The Founder, Founder Holdco and the Company hereby covenants and agrees that in the event that the consolidated audited after-tax profits of the Company for the year ended December 31, 2019 is less than RMB 30,000,000 (or the US$ equivalent of such amount), the Founder and Founder Holdco shall pay to each Series B++ Shareholder an amount calculated based on the following formula or in other means as otherwise agreed by and among the Series B++ Shareholders and the Founder.

EP=N*(1-(AP/TP))

where,

EP = the amount of equity compensation to be paid to each Series B++ Shareholder;

N = a fraction, the numerator of which is the aggregate number of Common Shares (calculated on an as-converted basis) held by each Series B++ Shareholder immediately prior to the date of payment and the denominator of which shall be the total number of Common Shares (calculated on a fully-diluted and an as-converted basis) then outstanding immediately prior to the date of payment;

AP = the actual amount of consolidated audited after-tax profits of the Company for the year ended December 31, 2019; and

TP = the target amount of consolidated audited after-tax profits of the Company for the year ended December 31, 2019.

7.5 Most Favored Nations. In the event the Company’s future equity financing documents or the Transaction Documents contain any provision that has the effect of establishing any right or otherwise benefiting other Persons in a manner more favorable than any applicable right or benefit established in favor of the Investor Shareholders under the Transaction Documents (the “Additional Right”), the Investor Shareholders shall be entitled to receive such Additional Right (and to be subject to any related obligations). The Parties shall take all actions necessary or advisable to amend the relevant documents to ensure that the Investor Shareholders are entitled to such Additional Right.

7.6 Distribution by the Company. In the event the Company distributes legally available funds (i) to pay Redemption Price pursuant to Section 6, or (ii) upon liquidation, winding-up or dissolution of the Company or other applicable events, any performance compensation, dividends or other distributions made by any Group Company, the Founder or the Founder Holdco, and any other compensation, indemnity amount and earnings from sale of Equity Securities, in each case, received by any Shareholder prior to the date on which the Company makes distribution shall be deducted.

8. MISCELLANEOUS.

8.1 Definitions and Rules of Construction. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in Exhibit A shall have the meanings assigned to them in Exhibit A and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the applicable accounting standards, (iii) all references in this Agreement to designated “Sections,” subsections and other sub-divisions are to the designated Sections, subsections and other sub-divisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other sub-division, (vi) all references in this Agreement to designated Schedules and Exhibits are to the Schedules and Exhibits attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the term “voting power” refers to the number of votes attributable to the Equity Securities (on an as-converted basis) in accordance with the terms of the Restated M&AA, (xiii) references to Laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xiv) all references to dollars or to “US$” are to currency of the U.S. (and shall be deemed to include reference to the equivalent amount in other currencies). The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.2 Termination. This Agreement shall terminate (a) with respect to all Parties, upon mutual consent of the Parties, or (b) with respect to any Shareholder, at the time such Shareholder no longer holds any Shares. If this Agreement terminates, the Parties shall be released from their respective obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

8.3 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to a Party, upon delivery; (b) upon confirmation of transmission by the transmitting equipment, if sent by facsimile transmission, or upon confirmation of receipt by non-automated reply email from the recipient’s email system or from the recipient, if sent by e-mail (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (local time) shall be deemed to have been received at 9:00 a.m. (local time) on the next Business Day); (c) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested and postage prepaid; or (d) three (3) Business Days after deposit with a recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their addresses as set forth on Schedule B hereto. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.3 by giving the other Party written notice of the new address in the manner set forth above.

8.4 Entire Agreement. This Agreement, together with all the exhibits and schedules hereto, constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations among the Parties respecting the subject matter hereof.

8.5 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the Laws of any jurisdiction other than the Laws of Hong Kong to the rights and duties of the parties hereunder.

8.6 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

8.7 Successors and Assigns. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Parties; provided, however, that a Shareholder may assign its rights and obligations hereunder to any Person in connection with the Transfer (which Transfer does not breach any provision of this Agreement, the Restated M&AA and any applicable Laws) of Equity Securities of the Company held by such Shareholder but only to the extent of such Transfer, and any such transferee shall have executed the Deed of Joinder in the form attached hereto as Exhibit B to be subject to the terms of this Agreement to the same extent as if it were an original Shareholder hereunder.

8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

8.9 Adjustments for Share Sub-divisions, Etc. Wherever in this Agreement there is a reference to a specific number of Equity Securities, then, upon the occurrence of any sub-division, combination or share dividend of the relevant class or series of the Equity Securities, the specific number of Equity Securities so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding shares of such class or series of Equity Securities by such sub-division, combination or share dividend.

8.10 Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated M&AA, the terms of this Agreement shall control with respect to each of the Shareholders of the Company only. If appropriate, the Parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated M&AA so as to eliminate any such inconsistencies to the fullest extent permissible by Law.

8.11 Aggregation of Shares. All Preferred Shares or Common Shares converted from Preferred Shares held or acquired by the Affiliates of a Shareholder of the Company shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

8.12 Amendments and Waivers. This Agreement may only be amended or modified by an instrument in writing signed by the Company and the Shareholders, and any amendment or modification made in accordance with the foregoing shall bind all the Parties. Notwithstanding the foregoing, any Party may, with respect to such Party itself, (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto, (c) waive compliance with any of the agreements of another Party or conditions to such Party’s obligations contained herein or (d) waive any of its rights under this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

8.13 Dispute Resolution.

(a) The Parties agree to negotiate in good faith to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or relating to it (a “Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 8.13(b) shall apply.

(b) In the event the Parties are unable to settle a Dispute in accordance with subsection (a) above, such Dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in effect. The seat, or legal place, of arbitration shall be in Hong Kong. The languages to be used in the arbitral proceedings shall be English. The arbitral award shall be final and binding upon the Parties and shall be enforceable in accordance with its terms. Arbitration expenses shall be paid by the relevant party as determined by the arbitral tribunal. If a Party needs to enforce an arbitral award by legal action of any kind, the Party against which such legal action is taken shall pay all reasonable costs and expenses and attorneys’ fees, including any cost of additional litigation or arbitration incurred by the Party seeking to enforce the award.

(c) The arbitration tribunal shall consist of three (3) arbitrators. In respect of any Dispute submitted for arbitration pursuant to Section 8.13(b), each of claiming party and defending party shall appoint one (1) arbitrator, and the third arbitrator shall be jointly appointed by the arbitrators appointed by the claiming party and the defending party. If either the claiming party or the defending party fails to appoint an arbitrator within thirty (30) days after receiving notification of the other party’s appointment of an arbitrator, the HKIAC shall appoint the arbitrator for and on behalf of such other party.

(d) During the course of any arbitration proceedings, all provisions of this Agreement shall, to the most feasible and practicable extent, be implemented continuously by the Parties.

(e) Each Party hereby consents generally to any submission to arbitration made in accordance with this Section 8.13, or related legal action or proceeding, to the giving of any interim and conservatory relief (including any temporary or permanent injunctive relief) by any court of competent jurisdiction or the issue of any process in connection with such submission, action or proceeding, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order, award or judgment which may be made or given in any such arbitration, action or proceeding, and waives any objection that it may have to any such courts on the grounds of inconvenient forum. Any arbitration award shall be enforceable by any court or courts having jurisdiction over the party against which the award has been rendered, or over the assets of the Party against which such award has been rendered, wherever such assets may be located.

(f) The Parties do not intend to deprive any court of competent jurisdiction of the authority to issue a temporary injunction to maintain the status quo or prevent irreparable harm, pre-arbitral attachment, or other interim conservatory measure pending and during arbitration, in connection with any Dispute or other claim subject to this Section 8.13.

8.14 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting Party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

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Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Huize Holding Limited

By:	/s/ Cunjun Ma

Name:	Ma Cunjun
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Smart Choice Ventures Limited

By:	/s/ Cunjun Ma

Name:	Ma Cunjun
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Hong Kong Smart Choice Ventures Limited

By:	/s/ Cunjun Ma

Name:	Ma Cunjun
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Zhixuan International Management Consulting (Shenzhen) Co., Ltd.

By:	/s/ Cunjun Ma

Name:	Ma Cunjun
Title:	Legal Representative

[Signature Page to Shareholders Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Shenzhen Huiye Tianze Investment Holding Co., Ltd.

By:	/s/ Cunjun Ma

Name:	Ma Cunjun
Title:	Legal Representative

[Signature Page to Shareholders Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Ma Cunjun

By:	/s/ Cunjun Ma

[Signature Page to Shareholders Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Huidz Holding Limited

By:	/s/ Cunjun Ma

Name:	Ma Cunjun
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Bodyguard Holding Limited

By:	/s/ Xuchun Luo

Name:	Luo Xuchun
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Jumi Holding Limited

By:	/s/ Minghan Xiao

Name:	Xiao Minghan
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

One Mind Holding Limited

By:	/s/ Xuchun Luo

Name:	Luo Xuchun
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

SAIF IV Healthcare (BVI) Limited

By:	/s/ Andrew Y. Yan

Name:	Andrew Y. Yan
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Crov Global Holding Limited

By:	/s/ Ruibo Yao

Name:	Yao Ruibo
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

Wande Weirong Limited

By:	/s/ Jun Xiong

Name:	Jun Xiong
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

CDF Capital Insurtech Limited

By:	/s/ Ke Xiao

Name:	Xiao Ke
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Tian Jin Kun Zhi Enterprise Management Company Limited

By:	/s/ Bing Xiao

Name:	XIAO BING
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Kunlun Technology Limited

By:	/s/ Haoran Sun

Name:	Sun Haoran
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

EXHIBIT A

Definitions

For purposes of this Agreement, the following terms have the meaning set forth or as referenced below:

“Additional Number” has the meaning set forth in Section 3.4(b).

“Additional Right” has the meaning set forth in Section 7.5.

“Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in respect of a Preferred Shareholder, shall also include (i) any shareholder of such Preferred Shareholder, (ii) any entity or individual which has a direct and indirect interest in such Preferred Shareholder (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Preferred Shareholder or its fund manager, including, without limitation, any limited partner, general partner, member, manager, managing member, officer or director of such Person or Preferred Shareholder, (iv) the relatives of any individual referred to in subclause (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, no Preferred Shareholder shall be deemed to be an Affiliate of any Group Company.

“Agreement” has the meaning set forth in the Preamble.

“Blue Sky” means state laws regulating the sale of securities that are intended to protect the public from fraud.

“Board Committee” has the meaning set forth in Section 1.2(c).

“Board of Directors” or “Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the United States, Hong Kong, or the Cayman Islands.

“Commission” or “SEC” has the meaning set forth in Section 2.2(f).

“Common Shares” means the Company’s common shares, par value US$0.00001 per share.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” has the meaning set forth in Section 7.1.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlling,” “controlling,” “Controlled” and “controlled” have meanings correlative to the foregoing.

“Co-Sale Notice” has the meaning set forth in Section 4.2(a).

“Crov Global” means Crov Global Holding Limited, a company duly incorporated under the Laws of the British Virgin Islands.

“CSR Shareholder” has the meaning set forth in Section 4.2(a).

“Deed of Joinder” means a deed of joinder substantially in the form set forth in Exhibit B as attached hereto.

“Director” means a director for the time being of the Company and shall include an alternate director.

“Dispute” has the meaning set forth in Section 8.13(a).

“Domestic Company” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“ESOP Entities” means, collectively, Bodyguard Holding Limited, Jumi Holding Limited and One Mind Holding Limited.

“ESOP” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind which is established or adopted by the Company, whether written or oral, and whether or not required by applicable Laws.

“Exchange Act” has the meaning set forth in Section 2.2(i).

“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a Subsidiary pursuant to an equity incentive, share option, share purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered.

“Exercising Oversubscription Participants” has the meaning set forth in Section 3.4(b).

“Exercising ROFR Shareholders” and “Exercising ROFR Shareholder” each has the respective meaning set forth in Section 4.1(b)(iii).

“First Participation Notice” has the meaning set forth in Section 3.4(a).

“First Participation Period” has the meaning set forth in Section 3.4(a).

“Form F-3” has the meaning set forth in Section 2.2(e).

“Founder Holdco” has the meaning set forth in the Preamble.

“Founder” has the meaning set forth in the Preamble.

“Group Companies” means the Company and its Subsidiaries.

“HKIAC” has the meaning set forth in Section 8.13(b).

“Holder” has the meaning set forth in Section 2.2(d).

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Information Rights” has the meaning set forth in Section 1.1(a).

“Initiating Holders” has the meaning set forth in Section 2.3(b).

“Inspection Rights” has the meaning set forth in Section 1.1(b).

“Investor Directors” and “Investor Director” each has the respective meaning set forth in Section 1.2(b).

“Investor Option Period” has the meaning set forth in Section 4.7(b)(ii).

“Investor Shareholders” means, collectively, the Preferred Shareholders and Crov Global, and each, an “Investor Shareholder”.

“Investor Transfer Notice” has the meaning set forth in Section 4.7(b)(i).

“IPO” means the Company’s first bona fide firm commitment underwritten public offering of Common Shares which is approved in accordance with the terms of this Agreement and the Restated M&AA and in which the underwriting is lead managed by an internationally recognized investment banking firm and the Common Shares are listed on The NASDAQ Stock Market, the New York Stock Exchange, the Hong Kong Stock Exchange, or such other internationally recognized stock exchange outside of the PRC as mutually agreed upon by a majority of the holders of the then issued and outstanding Preferred Shares, other than an Excluded Registration.

“Key Employee” has the meaning set forth in Section 1.3(a).

“Law” means any law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure, in each case of any government authority.

“New Securities” has the meaning set forth in Section 3.3.

“Offered Investor Shares” has the meaning set forth in Section 4.7(b)(i).

“Offered Shares” has the meaning set forth in Section 4.1(a).

“Option Period” has the meaning set forth in Section 4.1(b)(i).

“Ordinary Directors” and “Ordinary Director” each has the respective meaning set forth in Section 1.2(b).

“Over-Allotment Exercise Notice” has the meaning set forth in Section 4.1(b)(iii).

“Overallotment Notice” has the meaning set forth in Section 4.1(b)(iii).

“Over-Allotment ROFR Shareholders” has the meaning set forth in Section 4.1(b)(iii).

“Oversubscription Participants” has the meaning set forth in Section 3.4(b).

“Participation Rights Holder” has the meaning set forth in Section 3.1.

“Parties” and “Party” each has the respective meaning set forth in the Preamble.

“Permitted Transferee” has the meaning set forth in Section 4.4.

“Person” or “person” means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“PRC” means the People’s Republic of China, and for purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Preferred Shareholder” means any holder of Preferred Shares.

“Preferred Shares” means the Series A Preferred Shares, Series B Preferred Shares, Series B+ Preferred Shares and Series B++ Preferred Shares.

“Pro Rata Share” has the meaning set forth in Section 3.2.

“Public Offering” means a sale of shares by the Company to the public in an offering pursuant to (a) a registration statement filed under the Securities Act, or (b) the securities laws applicable to an offering of its securities in a jurisdiction other than the United States approved by the Board, pursuant to which such securities will be listed on an internationally-recognized securities exchange.

“Qualified IPO” means an IPO which has an offering price per share that results in a valuation of the Company at no less than US$290 million on a fully-diluted basis immediately prior to the closing of the IPO and that results in gross proceeds of at least US$58 million.

“Re-allotment Period” has the meaning set forth in Section 4.1(b)(iii).

“Redeeming Series A Shareholder” has the meaning set forth in Section 6.2.

“Redeeming Series B Shareholder” has the meaning set forth in Section 6.3.

“Redeeming Series B+ Shareholder” has the meaning set forth in Section 6.4.

“Redeeming Series B++ Shareholder” has the meaning set forth in Section 6.5.

“Redemption Closing Date” as the meaning set forth in Section 6.1.

“Redemption Notice Date” as the meaning set forth in Section 6.1.

“Redemption Notice” as the meaning set forth in Section 6.1.

“Redemption Price” means the amounts payable to (i) the Redeeming Series A Shareholders pursuant to Section 6.2, (ii) the Redeeming Series B Shareholders pursuant to Section 6.3, (iii) the Redeeming Series B+ Shareholders pursuant to Section 6.4, and (iv) the Redeeming Series B++ Shareholders pursuant to Section 6.5.

“register,” “registered,” and “registration” have the meaning set forth in Section 2.2(a).

“Registrable Securities then outstanding” has the meaning set forth in Section 2.2(c).

“Registrable Securities” has the meaning set forth in Section 2.2(b).

“Registration Expenses” has the meaning set forth in Section 2.2(g).

“Request Notice” has the meaning set forth in Section 2.3(a).

“Restated M&AA” means the second amended and restated memorandum and articles of association of the Company.

“Right of Participation” has the meaning set forth in Section 3.1.

“ROFR Pro Rata Share” has the meaning set forth in Section 4.1(b)(ii).

“ROFR Shareholders” and “ROFR Shareholder” each has the respective meaning set forth in Section 4.1(b)(i).

“Second Participation Notice” has the meaning set forth in Section 3.4(b).

“Second Participation Period” has the meaning set forth in Section 3.4(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder; provided, however, that in the context of a Public Offering of securities in a jurisdiction other than the United States, “Securities Act” means the securities laws of such other jurisdiction that are analogous to the U.S. Securities Act of 1933, as amended.

“Selling Expenses” has the meaning set forth in Section 2.2(h).

“Selling Investor Shareholder” has the meaning set forth in Section 4.7(b)(i).

“Selling Shareholder” has the meaning set forth in Section 4.1(a).

“Series A Preferred Shares” means the series A preferred shares of the Company, par value US$0.00001 per share having the rights and restrictions as set out in the Restated M&AA.

“Series A Shareholders” has the meaning set forth in the Preamble.

“Series B Preferred Shares” means the series B preferred shares of the Company, par value US$0.00001 per share having the rights and restrictions as set out in the Restated M&AA.

“Series B Shareholders” has the meaning set forth in the Preamble.

“Series B+ Preferred Shares” means the series B+ preferred shares of the Company, par value US$0.00001 per share having the rights and restrictions as set out in the Restated M&AA.

“Series B+ Shareholder” has the meaning set forth in the Preamble.

“Series B++ Preferred Shares” means the series B++ preferred shares of the Company, par value US$0.00001 per share having the rights and restrictions as set out in the Restated M&AA.

“Series B++ Shareholders” has the meaning set forth in the Preamble.

“Share Subscription Agreement” has the meaning in the Recitals.

“Shareholder” means any holder of Common Shares or Preferred Shares.

“Shares” means the shares of the Company, par value $0.00001 per share, including Common Shares and Preferred Shares.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Trade Sale” means (i) any sale, lease, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Group Companies, taken as a whole; (ii) any transfer or an exclusive licensing, in a single transaction or series of related transactions, of all or substantially all of the intellectual property of the Group Company, taken as a whole; (iii) any sale, transfer or issuance of Equity Securities by the Company or the holders of Equity Securities that results in the (a) inability of the holders of Equity Securities immediately prior to such sale, transfer or issuance to designate or elect a majority of the Board of Directors of the Company or (b) the failure of the holders of Equity Securities immediately prior to such sale, transfer or issuance to hold at least 50% of the Equity Securities or voting power of the Company; or (iv) any merger, consolidation, recapitalization or reorganization of the Company with or into another Person (whether or not the Company is the surviving company) that results in (a) the inability of the holders of Equity Securities immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company or (b) the failure of the holders of Equity Securities immediately prior to such merger, consolidation, recapitalization or reorganization to hold at least 50% of the Equity Securities or voting power of the Company.

“Transaction Documents” means this Agreement, the Share Subscription Agreement and any other agreements, instruments or documents entered into in connection therewith.

“Transfer Notice” has the meaning set forth in Section 4.1(a).

“Transfer” has the meaning set forth in Section 4.1(a).

“U.S. GAAP” has the meaning set forth in Section 1.1(a).

“Violation” has the meaning set forth in Section 2.9(a).

“XYZ” has the meaning set forth in Section 7.3(a).

EXHIBIT B

FORM OF DEED OF JOINDER

This Deed of Joinder (this “Deed”) is made as of [•] by the undersigned (the “Joining Party”) in accordance with the terms of the shareholders agreement dated as of June 6, 2019 made between Huize Holding Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”) and certain other parties (as supplemented and amended from time to time) (the “Shareholders Agreement”).

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	Words and expressions used in this Deed shall have the same meaning assigned to them in the Shareholders Agreement unless the context otherwise expressly requires.

2.	The Joining Party hereby confirms that it has been supplied with a copy of the Shareholders Agreement.

3.

The Joining Party hereby acknowledges, agrees and undertakes that, by its execution of this Deed, the Joining Party shall be deemed to be a party to the Shareholders Agreement and to perform the obligations imposed by the Shareholders Agreement which are to be performed on or after the date of this Deed in all respects as if it had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

4.	This Deed is made for the benefit of:

(a)	the Parties to the Shareholders Agreement; and

(b)

any other Person or Persons who may after the date of the Shareholders Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Shareholders Agreement and be permitted to do so by the terms thereof;

and this Deed shall be irrevocable without the consent of the Company acting on their behalf in each case only for so long as they hold any Shares in the capital of the Company.

5.	The Joining Party’s address for notices, demands and all other communications under the Shareholders Agreement is as follows:

[name of Joining Party]

[•]

Fax: [•]

Email: [•]

Attention: [•]

6.	This Deed shall be read as one with the Shareholders Agreement so that any reference in the Shareholders Agreement to “this Agreement” and similar expressions shall include this Deed.

7.	This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

B-1

IN WITNESS WHEREOF this Deed of Joinder is executed as a deed on the date and year first above written.

EXECUTED AS A DEED	)
)
SEALED with the COMMON SEAL	)
)
of [name of Joining Party]	)
)
and SIGNED by [•]	)
)
(Director))
)
in the presence of:	)
)
)
Name of witness:	)
Address of witness:	)

B-2

SCHEDULE A

Part I: Remaining Common Shareholders

Name	Number of Common Shares
Huidz Holding Limited	137,102,024
Bodyguard Holding Limited	30,495,434
Jumi Holding Limited	41,301,029
One Mind Holding Limited	37,835,253
Crov Global Holding Limited	183,929,140
Wande Weirong Limited	5,565,380
Kunlun Technology Limited	2,226,160
CDF Capital Insurtech Limited	3,339,220
Tian Jin Kun Zhi Enterprise Management Company Limited	3,478,360

Part II: Series A Shareholders

Name	Number of Series A Preferred Shares
SAIF IV Healthcare (BVI) Limited	195,825,080
Kunlun Technology Limited	745,180
CDF Capital Insurtech Limited	7,451,740

Part III: Series B Shareholders

Name	Number of Series B Preferred Shares
Wande Weirong Limited	92,756,300
CDF Capital Insurtech Limited	55,653,760
Kunlun Technology Limited	37,102,520

Part IV: Series B+ Shareholder

Name	Number of Series B+ Preferred Shares
Tian Jin Kun Zhi Enterprise Management Company Limited	43,937,180

Part V: Series B++ Shareholder

Name	Number of Series B++ Preferred Shares
Kunlun Technology Limited	2,027,880
CDF Capital Insurtech Limited	14,546,580

SCHEDULE B

Address for Notices

If to the Company:

深圳市南山区南海大道粤海路深圳动漫园三栋五楼

Fax: 0755-3333 5861

Email: luoxuchun@huize.com

Attention: 罗旭春

If to the Founder and Founder Holdco:

深圳市南山区南海大道粤海路深圳动漫园三栋五楼

Fax: 0755-3333 5861

Email: macunjun@huize.com

Attention: 马存军

If to Bodyguard Holding Limited:

深圳市南山区南海大道粤海路深圳动漫园三栋五楼

Fax: 0755-3333 5861

Email: macunjun@huize.com

Attention: 马存军

If to Jumi Holding Limited:

深圳市南山区南海大道粤海路深圳动漫园三栋五楼

Fax: 0755-3333 5861

Email: luoxuchun@huize.com

Attention: 罗旭春

If to One Mind Holding Limited:

深圳市南山区南海大道粤海路深圳动漫园三栋五楼

Fax: 0755-3333 5861

Email: luoxuchun@huize.com

Attention: 罗旭春

If to Crov Global Holding Limited:

南京市高新区星火路软件大厦A座12F

Fax: 025-6667 0000

Email: chimengj@made-in-china.com

Attention: 迟梦洁

If to SAIF IV Healthcare (BVI) Limited:

北京市朝阳区建国门外大街甲6号中环世贸中心大厦C座18层

Fax: 010-6563 0252

Email: rzhao@sbaif.com

Attention: 赵奕

If to CDF Capital Insurtech Limited:

深圳市福田区竹子林求是大厦西座29楼

Fax: 0755-8831 6757

Email: vincent.kang@cdfcn.com

Attention: 康文胜

If to Wande Weirong Limited:

北京市朝阳区光华路5号院世纪财富中心1号楼701

Fax: 010-5940 9332

Email: lirui@wr-capital.com

Attention: 李锐

If to Tian Jin Kun Zhi Enterprise Management Company Limited:

广东省深圳市福田区莲花街道深蓝大道6008号特区报业大厦东区23层

Email: liuhuining@fortunevc.com

Attention: 刘卉宁

If to Kunlun Technology Limited:

北京市海淀区中关村SOHO B座1006室

Fax:010-5971 8366-821

Email: zhangziming@lakala.com

Attention: 张子明